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                             STOCK OPTION AGREEMENT

      STOCK OPTION AGREEMENT, dated June 10, 1998, by and between Plenum Publishing Corporation, a Delaware corporation (the "Company"), and Kluwer Boston, Inc., a Massachusetts corporation (the "Purchaser").

      WHEREAS, as a condition to its willingness to enter into the Agreement and Plan of Merger, dated as of June 10, 1998, among the Company, the Purchaser and PPC Acquisition Corp., a Delaware corporation ("Acquisition Corp.") (the "Merger Agreement"), Purchaser has required that the Company agree, and the Company has agreed, to grant the Purchaser the option as set forth herein to purchase up to 698,540 shares of the common stock, $.10 par value per share, of the Company (the "Common Stock").

      NOW, THEREFORE, to induce Purchaser to enter into the Merger Agreement, and in consideration of Purchaser doing so and of the mutual covenants and agreements set forth herein, the parties agree as follows:

      1. Grant of Option. The Company hereby grants to the Purchaser an irrevocable option (the "Stock Option") to purchase up to 698,540 shares of Common Stock ("Option Shares") at a price per share of $73.50 ("Option Price") payable in cash.

      2. Exercise of the Stock Option. (a) The Stock Option may be exercised, in whole or in part, at any time and from time to time after any Triggering Event (as defined in Section 3) shall have occurred and prior to the expiration thereof, provided that (i) all waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act") required for the purchase of the Option Shares shall have expired or been waived, (ii) no breach by Purchaser or Acquisition Corp. shall have occurred and be continuing under this Agreement or the Merger Agreement and (iii) there shall not be in effect any preliminary or final injunction or other order issued by any court or governmental, administrative or regulatory agency or authority, prohibiting the issuance of the Option Shares pursuant to this Agreement. The Stock Option shall expire upon the earlier of (I) the date of consummation of the merger with Acquisition Corp. contemplated by the Merger Agreement, (II) twenty (20) days after the date of consummation of any Superior Proposal or Acquisition Proposal (as such terms are defined in the Merger Agreement) under circumstances which obligate the Company to pay the Termination Fee (as defined in the Merger Agreement) under the terms of the Merger Agreement, or (III) the date upon which the Merger Agreement is terminated other than in connection with the occurrence of a Triggering Event.

            (b) If the Purchaser wishes to exercise the Stock Option for all or some of the Option Shares, the Purchaser shall send a written notice (the "Notice") to the
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Company specifying the number of Option Shares it will purchase pursuant to such exercise and the place and date not less than three (3) nor more than twenty
(20) days from the date of the Notice for the closing of such purchase.

      3. Triggering Event. For purposes of this Agreement, a "Triggering Event" shall mean the occurrence of an event which requires the payment of the Termination Fee (as defined in the Merger Agreement) by the Company to Acquisition Corp. in accordance with the provisions of Section 6.8, 8.1 or 8.3 of the Merger Agreement.

      4. Closing. (a) At any closing on the date specified under Section 2 hereof, (i) the Purchaser will make payment to the Company of the aggregate price for the Option Shares being purchased upon exercise of the Stock Option by wire transfer in immediately available funds and (ii) the Company will deliver to the Purchaser a certificate or certificates representing the number of shares of Common Stock so purchased in the denominations designated by the Purchaser and receipt evidencing payment of any requisite stock transfer taxes. At any such closing, the Company shall deliver a certificate to the Purchaser certifying that the representations and warranties made in Section 6 herein are true and correct as of the date of such closing, and the Purchaser shall deliver a letter to the Company agreeing that the Purchaser will not offer to sell, or otherwise dispose of, any Option Shares acquired by it pursuant to this Agreement in violation of the Securities Act of 1933, as amended (the "1933 Act"), and applicable state securities laws.

            (b) The closing shall take place at the location set forth in the Notice delivered in accordance with Section 2 hereof.

      5. Covenants. (a) Upon the request of the Purchaser, the Company agrees to file, as promptly as practicable, a registration statement and use its best efforts to cause such registration statement to become effective, as expeditiously as possible, under the 1933 Act and any applicable state securities laws with respect to any proposed disposition by the Purchaser of the Option Shares, or any portion thereof, unless, in the written opinion of counsel to the Company, addressed to the Purchaser, registration is not required for the proposed disposition of such Option Shares; provided, however, that the Company shall not be obligated to file more than one registration statement (under federal and, if applicable, state law) with respect to the Option Shares pursuant to this paragraph. The Company agrees further to cause such registration statement to remain effective for a reasonable period of time required for the disposition by the Purchaser of the Option Shares in a public offering thereof (provided, that the effectiveness of the registration statement may be delayed or suspended for a reasonable period of time, but not in excess of 180 days, to permit the Company to consummate (i) an offering of securities, or (ii) extraordinary transactions that it would otherwise be precluded from completing due to the obligations of the Company under this Section 5(a)), to prepare and file such amendments and supplements to such registration statement and the prospectus used in connection therewith as may be necessary to keep such registration statement effective and to comply with the provisions of the 1933 Act with respect to the sale or other


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disposition of all securities covered by such registration statement, and to enter into customary agreements for a secondary offering of shares (including an underwriting agreement for a secondary offering of shares in customary form containing customary indemnification provisions). The registration effected under this paragraph 5(a) shall be effected at the Company's expense.

            (b) Upon the request of the Purchaser, the Company agrees that it will promptly file applications to list any Option Shares, whether issued or unissued, on the NASDAQ National Market System and will use its best efforts to obtain approval of such listing.

            (c) Upon the request of Purchaser prior to Purchaser's exercise of the Stock Option, the Company shall use its reasonable best efforts to file as soon as practicable notifications under the HSR Act with respect to Purchaser's exercise of the Stock Option and to respond as promptly as practicable to any inquiries received from the Federal Trade Commission and the Antirust Division of the Department of Justice for additional information or documentation and to respond as promptly as practicable to all inquiries and requests received from any State Attorney General or other Governmental Entity (as defined in the Merger Agreement) in connection with antitrust matters. Each of the Company and Purchaser shall further take all reasonable actions necessary to file any other forms or notifications which may be required by any foreign Governmental Entity and to obtain any approvals which may be required in connection therewith.

            (d) In furtherance and not in limitation of the foregoing, each of Purchaser and the Company shall use its reasonable best efforts to resolve such objections, if any, as may be asserted with respect to the transactions contemplated by this Agreement under any antitrust, competition or trade regulatory laws, rules or regulations of any domestic or foreign government or Governmental Entity or any multinational authority ("Antitrust Laws"); provided, however, that nothing in this Agreement shall require, or be construed to require, Purchaser or the Company or any of their respective affiliates to proffer to, or agree to, sell or hold separate and agree to sell, before or after the exercise of the Stock Option, any material assets, business, or interest in any assets or businesses of Purchaser, the Company or any of their respective affiliates (or to consent to any sale, or agreement to sell, by the Company of any of its material assets or businesses) or to agree to any material changes or restrictions in the operations of any such assets or businesses.

            (e) Any party hereto shall promptly inform the other of any material communication from the United States Federal Trade Commission, the Department of Justice or any other domestic or foreign government or Governmental Entity or multinational authority regarding any of the transactions contemplated by this Agreement. If any party or any affiliate thereof receives a request for additional information or documentary material from any such government or authority with respect to the transactions contemplated by this Agreement, then such party will endeavor in good faith to make, or cause to be made, as soon as reasonably practicable and after consultation with the other party, an appropriate response in compliance with such


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request. Purchaser will advise the Company promptly in respect of any understandings, undertakings or agreements (oral or written) which Purchaser proposes to make or enter into with the Federal Trade Commission, the Department of Justice or any other domestic or foreign government or Governmental Entity or multinational authority in connection with the transactions contemplated by this Agreement.

      6. Representations and Warranties of the Company. The Company hereby represents and warrants to the Purchaser as follows:

            (a) The Company is a corporation duly organized and validly existing in good standing under the laws of Delaware. The Company has all requisite corporate power and authority to enter into and perform all of its obligations under this Agreement. The execution, delivery and performance of this Agreement and all the transactions contemplated hereby have been duly authorized by the Company's Board of Directors and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or any of the transactions contemplated hereby. This Agreement has been duly executed and delivered by a duly authorized officer of the Company, and constitutes a legal, valid and binding agreement of the Company, and assuming this Agreement is a legal, valid and binding obligation of the Purchaser, this Agreement is enforceable against it in accordance with its terms.

            (b) Except for compliance with the requirements of the HSR Act, no consent of any court or governmental authority, national securities exchange automated securities quotation system or other person is necessary for the execution, delivery and performance of this Agreement by the Company.

            (c) The Company has taken all necessary corporate action to authorize and reserve for issuance upon exercise of the Stock Option 698,540 authorized but unissued Common Shares. The Option Shares have been duly authorized and, when issued and paid for in accordance with the terms of this Agreement, will be validly issued, fully paid and nonassessable. Upon delivery of the Option Shares to the Purchaser upon the exercise of the Option granted under this Agreement, the Purchaser will receive good and marketable title to the Option Shares, free and clear of any pledge, lien, security interest, charge, preemptive right, claim, equity or encumbrance of any kind.

            (d) The execution and delivery of this Agreement do not, and the performance of this Agreement will not, (i) violate the certificate of incorporation or by-laws of the Company, or (ii) conflict with or result in a breach of any terms or provisions of, or constitute a default or give rise to a right of acceleration under, or result in the creation or imposition of any lien, charge or encumbrance upon any property or assets of the Company under any indenture, mortgage, loan agreement or other agreement or instrument to which the Company is a party or by which any of its property is bound or any existing applicable law, rule, regulation, judgment, order or decree of any governmental instrumentality, court or national securities exchange having jurisdiction over the Company or any of its property.


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      7. Representations and Warranties of the Purchaser. The Purchaser hereby represents and warrants to the Company that it is a corporation duly organized and validly existing in good standing under the laws of the State of Massachusetts and has all requisite corporate power and authority to enter into and perform all of its obligations under this Agreement; the execution, delivery and performance of this Agreement by it and all of the transactions contemplated hereby have been duly authorized by all necessary corporate action on its part, and this Agreement has been duly executed and delivered by it.

      8. Representations and Warranties to Survive Delivery. All representations and warranties contained in this Agreement, or contained in certificates of officers of the Company submitted pursuant to this Agreement, shall survive delivery of and payment for the Option Shares for a period expiring on the earlier of (a) the first anniversary of the date of delivery and payment for the Option Shares and (b) the date upon which Purchaser shall have sold or otherwise disposed of all of the Option Shares (other than to a direct or indirect majority-owned subsidiary of Purchaser).

      9. Adjustment Upon Changes in Capitalization. In the event of any change in the Common Shares by reason of stock dividends, split-ups, recapitalizations, combinations, exchanges of shares or the like, the number of Option Shares and the purchase price per share shall be adjusted appropriately.

      10. No Assignment. Neither the rights nor the obligations of any party hereto may be transferred or assigned without the written consent of the other parties, except that Purchaser may assign its rights and obligations to any direct or indirect majority-owned subsidiary of Purchaser.

      11. Specific Performance. The parties hereto acknowledge that damages would be an inadequate remedy for a breach of this Agreement and that the obligations of the parties hereto shall be specifically enforceable.

      12. Entire Agreement. This Agreement and the Merger Agreement constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all other prior agreements and understandings, both written and oral, among the parties or any of them with respect to the subject matter hereof.

      13. Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

      14. Further Assurances. Each party will execute and deliver all such further documents and instruments and take all such further action as may be necessary in order to consummate the transactions contemplated hereby.


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      15. Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered in person, by overnight courier or facsimile to the respective parties as follows:

      If to Purchaser:

            Kluwer Boston, Inc.
            c/o Kluwer Academic Publishers bv
            Spuiboulevard 50
            3300 AZ Dordrecht, the Netherlands
            Attention:  Jeffrey K. Smith
            Facsimile: 011-31-78-63-92-268

      with a copy to:

            Wolters Kluwer U.S. Corporation
            161 North Clark Street
            48th Floor
            Chicago, Illinois 60601-3221
            Attention: Bruce C. Lenz
            Facsimile: (312) 425-0233

      and to:

            Pryor Cashman Sherman & Flynn LLP
            410 Park Avenue
            New York, New York 10022
            Attention: Arnold J. Schaab, Esq.
            Facsimile: (212) 326-0806

      If to the Company:

            Plenum Publishing Corporation
            233 Spring Street
            New York, New York 10013
            Attention: Martin E. Tash
            Facsimile: (212) 463-0742

      with copies to:

            Bressler, Amery & Ross, P.C.
            17 State Street
            New York, New York 10004
            Attention: Bernard Bressler, Esq.
            Facsimile: (212) 425-9337


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or to such other address as the person to whom notice is given may have previously furnished to the other in writing in the manner set forth above (provided that notice of any change of address shall be effective only upon receipt thereof).

      16. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflict of laws thereof.

      17. Descriptive Headings. The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

      18. Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Agreement.

      19. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

      20. Expenses. Except as otherwise provided in Section 5, all costs and expenses incurred in connection with the transactions contemplated by this Agreement shall be paid by the party incurring such expenses.


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      IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its officers thereunto duly authorized as of the day and year first above written.

                          PLENUM PUBLISHING CORPORATION


                          By: /s/ Martin E. Tash
                             -------------------------------------------
                                 Martin E. Tash
                                 President and Chairman of the Board


                          KLUWER BOSTON, INC.


                          By:  /s/ Jeffrey K. Smith
                             -------------------------------------------
                                 Name:  Jeffrey K. Smith
                                 Title: President


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